Exhibit 10.5
Execution Version
COAL SUPPLY AGREEMENT
     This Coal Supply Agreement (this “Agreement”) is made and entered into as of October 22, 2007 (the “Execution Date”) by and between COALSALES, LLC, a Delaware limited liability company (“COALSALES”), and PATRIOT COAL SALES LLC, a Delaware limited liability company (“Patriot”).
RECITALS:
A.	COALSALES and Tennessee Valley Authority (“End Customer”) have entered into that certain Contract for the Purchase and Sale of Coal dated June 1, 2006 (as amended through the Execution Date and as the same may be amended after the Execution Date, the “End Customer Contract”) pursuant to which COALSALES supplies coal to End Customer.
B.	Patriot operates the Highland Mine/Reserve in Henderson, Kentucky, which is designated as an approved source under the End Customer Contract; and such mine has supplied coal to COALSALES to enable COALSALES to fulfill its supply obligations under the End Customer Contract.
C.	Immediately prior to the Effective Date (which, for purposes hereof, shall be October 31, 2007, and, when relevant, 11:59 p.m. on such date), COALSALES and Patriot were both indirect subsidiaries of Peabody Energy Corporation. Commencing on or after the Effective Date, as a result of a spin-off transaction, Patriot will no longer be an indirect subsidiary of Peabody Energy Corporation.
D.	It is the intent of the parties to allow COALSALES to continue to meet its obligations under the End Customer Contract with respect to Quality A coal (as defined in Section 3.3) by purchasing Quality A coal from Patriot in accordance with the terms and conditions of this Agreement, including the Incorporated End Customer Contract (as hereinafter defined), except where expressly provided otherwise in this Agreement.
AGREEMENT:
     NOW, THEREFORE, COALSALES and Patriot agree as follows:
1. INCORPORATION OF TERMS OF END CUSTOMER CONTRACT
1.1	Incorporation of Terms of End Customer Contract. A copy of the applicable terms of the End Customer Contract as amended through the Execution Date (hereinafter, the “Incorporated End Customer Contract”) is attached hereto as Exhibit A. It is the intent of the parties that except where expressly provided otherwise in this Agreement, the terms and conditions of the Incorporated End Customer Contract (including the rights, obligations and benefits of each party thereto) shall apply to Patriot as if Patriot were named as the “Contractor” thereunder and to COALSALES, as if COALSALES were named as “TVA” thereunder. Accordingly, the text of the Incorporated End Customer Contract is hereby incorporated by reference into this Agreement, with the same force and effect as if such text were fully set forth herein, subject to the modifications thereto set forth below.
1.2	No Assignment or Privity. For the avoidance of doubt, this Agreement does not constitute a subcontract, delegation or assignment by COALSALES of the End Customer Contract, and there will be no privity of contract between End Customer and Patriot under or in respect of the End Customer Contract.

1.3	Communications For Scheduling, Transportation, and Related Activities. COALSALES shall retain the responsibility for all communications with End Customer and for the coordination of all deliveries under the End Customer Contract. Patriot shall not have any communications with End Customer in regards to this Agreement and the End Customer Contract unless COALSALES specifically authorizes such communication. To the extent copies of any written communications under the End Customer Contract in connection with scheduling, transportation and related activities are required by Patriot to perform its obligations hereunder, COALSALES shall provide Patriot with copies of such communications.

1.4	Assumption of Rights, Remedies, Responsibilities and Obligations. In furtherance of the foregoing, Patriot hereby assumes toward COALSALES all obligations and responsibilities with respect to Quality A coal (as hereinafter defined) that COALSALES has under the Incorporated End Customer Contract toward End Customer; and COALSALES will have the benefit of all rights and remedies against Patriot with respect to Quality A coal that End Customer has against COALSALES under the Incorporated End Customer Contract, in each case subject to the modifications set forth below. Likewise, COALSALES hereby assumes toward Patriot all obligations and responsibilities with respect to Quality A coal that End Customer has toward COALSALES under the Incorporated End Customer Contract; and Patriot will have the benefit of all rights and remedies with respect to Quality A coal against COALSALES that COALSALES has against End Customer under the Incorporated End Customer Contract, in each case subject to the modifications set forth below. For the sake of clarity, the terms and conditions of the Incorporated End Customer Contract, as modified by the body of this Agreement, will apply to Quality A coal that is resold by COALSALES to any third party. In addition, at COALSALES request, Patriot shall continue to honor current practices at the Highland Mine regarding the preparation and handling of Quality A coal and reporting of coal quality for shipments to End Customer under this Agreement.

1.5	Conflicting Terms. If there is a conflict or inconsistency between a provision of the Incorporated End Customer Contract with respect to Quality A coal and a provision of the body of this Agreement, the provision of the body of this Agreement will control. If there is a conflict or inconsistency between a provision of the End Customer Contract with respect to Quality A coal applicable to Patriot under this Agreement and a provision of the body of this Agreement, the provision of the body of this Agreement will control.

1.6	Legal Proceedings. In addition to all other rights and remedies available under this Agreement, including the Incorporated End Customer Contract, the following shall apply solely with respect to Quality A coal:
(a)	COALSALES will use commercially reasonable efforts to defend its rights against End Customer under the End Customer Contract and to pursue all necessary legal action to enforce its rights against End Customer under the End Customer Contract; provided, however, that COALSALES shall have the right, in its sole discretion, to determine whether or not it will pursue or defend a given legal action; and in the event COALSALES determines not to pursue or defend a given legal action, it shall notify Patriot of such determination. COALSALES agrees that in the course of defending or pursuing its rights against End Customer under the End Customer Contract that it will exercise commercially reasonable efforts to avoid taking any actions that it knows or would reasonably be expected to know would be detrimental to Patriot without first advising Patriot of such actions. Notwithstanding the foregoing, however, nothing in this Section 1.6(a) will be construed to limit any right that Patriot may have against COALSALES under this Agreement as a result of such action by, or inaction of, COALSALES.

(b)	If the parties are co-defendants in any legal proceeding arising out of the End Customer Contract, the parties agree to work together in good faith and in the spirit of mutual cooperation to defend such action in a manner beneficial to both parties, provided, that each party shall have the right to engage counsel of its choosing, and will bear the costs of its own legal defense.
2.	GENERAL MODIFICATIONS TO INCORPORATED END CUSTOMER CONTRACT
The purpose of this Agreement is to allow COALSALES to continue to meet its obligations with respect to Quality A coal under the End Customer Contract by purchasing coal from Patriot in accordance with the terms and conditions agreed to hereunder. Accordingly, this Agreement will be construed and performed in furtherance of such purpose notwithstanding that the parties may not have adequately modified the text of the Incorporated End Customer Contract.
The following provisions of this Article 2 set forth general modifications to be made to, and rules of construction to be applied to, the text of the Incorporated End Customer Contract.
2.1	Notices and Information. To the extent certain provisions of the Incorporated End Customer Contract relating to Quality A coal require that End Customer or COALSALES provide the other with notice within a period of two (2) business days or less, for purposes of incorporating such requirement into this Agreement, each party hereto shall use commercially reasonable efforts to promptly relay such notice to the other party, taking into consideration the notice requirement under the Incorporated End Customer Contract. In all other situations under the Incorporated End Customer Contract requiring the End Customer to provide notice or information to COALSALES within a period of time greater than two (2) business days, for purposes of incorporating such requirement into this Agreement, such period of time shall be extended by two (2) business days to account for the possibility that End Customer may not provide such notice or information to COALSALES until the end of the specified period, provided, however, that upon receipt of any notice given by End Customer, COALSALES will use commercially reasonable efforts to promptly forward such notice to Patriot. Likewise, except for any provisions under the Incorporated End Customer Contract requiring two (2) business days’ or less notice, whenever the Incorporated End Customer Contract requires COALSALES to provide notice or information to End Customer within a specified period of time, for purposes of incorporating such requirement into this Agreement, such period of time shall be shortened by two (2) business days to enable COALSALES sufficient time to provide the same notice or information to End Customer under the End Customer Contract.
2.2	Audit and Inspection Rights. The following shall apply solely with respect to Quality A coal: Whenever the End Customer Contract grants End Customer the right to conduct an audit or inspection of, or access to coal production facilities, processes, books, records, or otherwise, End Customer will be entitled, as applicable, to enforce or exercise such audit, inspection and/or access rights against Patriot. If COALSALES has the right under the End Customer Contract to conduct any inspections of End Customer’s books, records, or premises, such right does not directly pass through to Patriot under this Agreement; however, Patriot may request such inspection rights from COALSALES, and COALSALES shall contact End Customer and use commercially reasonable efforts to obtain End Customer’s consent to such request. In the event End Customer refuses Patriot’s request to inspect, COALSALES shall be obligated to promptly conduct the inspection on Patriot’s behalf and at Patriot’s sole expense, and shall report the results of such inspection to Patriot promptly upon completion. Notwithstanding the foregoing, this Section 2.2 does not eliminate or modify COALSALES’ audit, inspection or access rights under the Incorporated End Customer Contract with respect to Patriot or Patriot’s facilities, processes, books or records.

2.3	Amendments to End Customer Contract. For the avoidance of doubt, the parties hereto understand and agree that COALSALES shall have the unconditional, unilateral right, in its sole discretion, to amend the End Customer Contract in any manner contemplated by the terms and conditions contained therein, without the prior written consent of Patriot. However, any such amendment to the End Customer Contract will apply only as between COALSALES and End Customer and will not amend the Incorporated End Customer Contract without Patriot’s signed, written consent.

2.4	Assignment. Neither party shall assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either party may, without the need of consent from the other party (and without relieving itself from liability hereunder), (a) transfer, sell, pledge, encumber, or assign this Agreement or the account, revenues or proceeds hereof in connection with any financing or other financial arrangement; (b) transfer or assign this Agreement to an affiliate of such party; or (c) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of such party by way of merger, reorganization, or otherwise, provided, however, that in each such case, any such assignee shall agree in writing to be bound by the terms and conditions hereof, and that no such assignment shall in any way relieve the assignor from liability or full performance under this Agreement. The foregoing assignment rights notwithstanding, such rights shall under no circumstances supersede, override, or violate the assignment rights in Section 21 of the End Customer Contract, it being understood and agreed by the parties hereto that the terms and conditions of such Section 21 shall remain in full force and effect for so long as the End Customer Contract is effective.

2.5	Venue and Dispute Resolution. Notwithstanding anything to the contrary set forth in the Incorporated End Customer Contract, but subject to Article 4, venue for the resolution of disputes between COALSALES and Patriot under this Agreement will lie exclusively in the federal courts of jurisdiction in the Eastern District of Missouri.

2.6	Indemnification. Each party hereto (as the “Indemnifying Party”) shall indemnify, defend and hold harmless the other party, its directors, officers, employees, agents and affiliates (collectively, the “Indemnified Party”) from and against any and all suits, actions, legal or administrative proceedings, claims, demands, actual damages, fines, punitive damages, losses, costs, liabilities, interest, and attorneys’ fees (including any such fees and expenses incurred in enforcing this indemnity) incurred by the Indemnified Party arising from a breach by the Indemnifying Party of its obligations to the Indemnified Party under this Agreement.

2.7	Liquidated Damages and Early Termination Damages. The following shall apply solely with respect to Quality A coal: In addition to all other rights and remedies available under the Incorporated End Customer Contract, notwithstanding anything in Section 1.6 of this Agreement to the contrary, to the extent liquidated damages or early termination damages are due and payable to COALSALES under the Incorporated End Customer Contract, any such liquidated damages or early termination damages that are actually paid to COALSALES by End Customer under the End Customer Contract shall be transferred by COALSALES to Patriot within five (5) business days of receipt. The foregoing shall not apply in the event that COALSALES elects to continue to purchase the full quantity of Quality A coal under this Agreement after the occurrence of the event triggering the payment of liquidated damages or early termination damages. COALSALES shall use commercially reasonable efforts to pursue all such rights and defenses on Patriot’s behalf with respect to any liquidated damages or early termination damages that become due and owing to COALSALES by End Customer under the End Customer Contract. If legal action is necessary for COALSALES to pursue the foregoing rights and defenses, all legal costs and fees incurred by COALSALES in relation thereto shall be borne by Patriot.
2.8	COALSALES’ Right To Market Coal. COALSALES shall have the right, in its sole discretion, to resell to any third party coal purchased from Patriot under this Agreement. It is understood and agreed that if COALSALES elects to resell such coal, it shall have the right to claim force majeure under this Agreement with respect to such resold coal; provided that deficiencies in Quality A coal shall be made up by COALSALES, subject to a mutually agreed schedule. If Patriot claims a force majeure event, then notwithstanding the terms of the Incorporated End Customer Contract, COALSALES has the right to require that Patriot make up deficiencies in Quality A coal deliveries due to such force majeure event, subject to a mutually agreed schedule, regardless of whether the quantity of deficient Quality A coal is sold to End Customer or has been resold into the market.
3.	SPECIFIC MODIFICATIONS TO INCORPORATED END CUSTOMER CONTRACT
The following provisions of this Article 3 set forth specific modifications to be made to specified provisions of the Incorporated End Customer Contract. All references to sections or pages are to sections or pages of the Incorporated End Customer Contract, unless specifically indicated otherwise.
3.1	Definitions. All defined terms in the Incorporated End Customer Contract shall have the same meanings under this Agreement; and all capitalized terms herein that are not otherwise defined shall have the meaning ascribed to them in the Incorporated End Customer Contract, except that the term “Contract Administrator” means COALSALES.

3.2	Section 1. (Contract Term). Irrespective of whether or not COALSALES and End Customer exercise their respective options to extend the term of the End Customer Contract under Section 1 thereof, the term of this Agreement will commence on the Effective Date and will expire on December 31, 2011, subject to earlier termination in accordance with this Agreement.

3.3	Section 2.a. (Quantity). For the remainder of 2007, COALSALES will purchase from Patriot, and Patriot will sell to COALSALES, under this Agreement a total of approximately 600,000 tons of Quality A coal from the Highland Mine Reserve. Furthermore, it is intended and agreed by the parties that for each Contract Year thereafter, COALSALES will purchase from Patriot, and Patriot will sell to COALSALES, 3,500,000 tons of Quality A coal under this Agreement from the

Highland Mine Reserve. For purposes of this Agreement, the term “Quality A” coal means coal provided from the Highland Mine Reserve. “Highland Mine Reserve” means the “Highland Mine/Reserve” set forth on Exhibit I to the Incorporated End Customer Contract.
3.4	[Intentionally Left Blank]

3.5	Sections 3 and 4. (Scheduling; Variations, Delays, and Interruptions in Deliveries). In addition to, but not superseding the Incorporated End Customer Contract, for purposes of ensuring the seamless delivery of Quality A coal, Patriot shall comply with the Contractor (as that term is used in the Incorporated End Customer Contract) obligations under Sections 3 and 4 of the Incorporated End Customer Contract, including, without limitation, all requirements as to quantity, delivery, specifications, quality, loading, transport, delivery, and establishment of a demurrage account. All required notices and other communications related to the foregoing shall be made directly by COALSALES within the stated notice period, and COALSALES shall use commercially reasonable efforts to communicate same to Patriot within a reasonable time thereafter. If End Customer reduces purchases of Quality A coal under Section 4 of the End Customer Contract and such Section 4 has not been materially amended after the Effective Date, COALSALES will be entitled to make a reduction of Quality A coal required to be purchased under this Agreement.

3.6	Section 5. (Sources). It is understood and agreed by the parties hereto that for purposes of this Agreement, Patriot shall have no right to deliver coal from any additional area(s) or mine opening(s) that are in the Source Area but that are not an Authorized Source (as those terms are defined in the Incorporated End Customer Contract, but which terms, for purposes of this Agreement, refer solely to the Quality A coal from the Highland Mine Reserve as described in Exhibit I of the Incorporated End Customer Contract). Such rights to propose a new Authorized Source outside the Highland Mine/Reserve Source Area, as more specifically set forth in Section 5 of the End Customer Contract, shall apply solely to COALSALES. The foregoing notwithstanding, Patriot may, at any time during the course of this Agreement, propose a new Authorized Source for coal, and COALSALES shall have the right, in its sole discretion, to grant or deny such request.

3.7	Section 5.e. (Affiliated Company). For purposes of this Agreement, the reference to “Peabody Energy Corporation” in the definition of “affiliated company” is changed to “Patriot Coal Corporation”. Notwithstanding such change, Patriot will not ship coal from an affiliated company unless the same is approved in writing by End Customer and COALSALES.

3.8	[Intentionally Left Blank]
3.9	Section 9.f. (Quality and Specifications). If the End Customer elects to terminate the End Customer Contract pursuant to its rights under Section 9.f thereof, then COALSALES shall have the right, at its sole option, to continue to purchase up to 3,500,000 tons of Quality A coal per year under this Agreement for the remainder of the term of this Agreement or to concurrently terminate this Agreement. COALSALES will use commercially reasonable efforts to pursue all rights and defenses it may have against End Customer under the End Customer Contract to avoid such termination of the End Customer Contract. COALSALES will also work with Patriot in good faith to avoid such termination of the End Customer Contract.
3.10	Section 10. (Contract Price Adjustments). The right of Patriot to adjust prices for Quality A coal under this Agreement shall be subject to the following:
(a)	If Patriot desires to pass through a price increase in accordance with the Incorporated End Customer Contract, COALSALES shall use commercially reasonable efforts to obtain End Customer’s consent to such adjustment. If End Customer agrees, the Base Price under the Incorporated End Customer Contract and the Base Price hereunder shall be adjusted accordingly.

(b)	If either COALSALES or Patriot desires to exercise its rights under the Incorporated End Customer Contract to pass through a price increase to End Customer, and if End Customer rejects or disputes such proposed price increase, unless otherwise mutually agreed by the parties, such price increase shall not take effect; and, unless otherwise mutually agreed by the parties, neither COALSALES nor Patriot shall have the right to terminate this Agreement, nor shall COALSALES terminate the End Customer Contract for such cause.
3.11	Section 10.d. (Contract Price Adjustments — Transportation). COALSALES will not terminate this Agreement under Section 10.d of the Incorporated End Customer Contract unless End Customer terminates the End Customer Contract under Section 10.d thereof. If, however, End Customer does exercise such termination rights, the parties shall meet in good faith and exercise all reasonable efforts in an attempt to reach a mutually agreeable resolution to prevent End Customer from terminating the End Customer Contract for such cause. If the parties are unable to agree on a method for preventing the termination of the End Customer Contract and End Customer terminates the End Customer Contract, then COALSALES shall have the right, at its sole option, to continue to purchase Quality A coal up to 3,500,000 tons per year under this Agreement for the remainder of the term of this Agreement or to concurrently terminate this Agreement. Neither party hereto shall have, after the effective date of such termination, any further obligation under this Agreement to the other, provided, however, that such termination shall not affect any rights or obligations of each party existing under this Agreement for coal shipped or required to be shipped prior to the effective date of said termination.

3.12	Section 12. (Notices). COALSALES’ address for notices will remain the same. Patriot’s address for notices is as follows:
Patriot Coal Sales LLC
12312 Olive Boulevard, Suite 400
St. Louis, Missouri 63141
Fax:
Attention: General Counsel
3.13	Section 13.b. (Shipping Notices — Barge Deliveries). For all barge-delivered coal, Patriot will provide daily notifications as directed by COALSALES for coal shipped under this Agreement at the facsimile number(s) or email address(es) provided to Patriot by COALSALES.

3.14	Section 15. (Payments; Invoices). All invoices shall be submitted by Patriot directly to COALSALES at the billing address(es) provided by COALSALES (e.g. mail, facsimile and EDI as applicable), in accordance with the same procedures governing COALSALES’ submission of invoices to End Customer. COALSALES shall remit payment to Patriot in accordance with the same terms and conditions under the End Customer Contract as apply to End Customer; provided, however in the event that End Customer disputes part or all of the invoice and remits a partial payment only the remitted partial payment shall be due to Patriot and COALSALES in accordance Section 1.6(a) will use all commercially reasonable efforts to expeditiously resolve such disputes and promply remit the receipt of any disputed payments. Patriot agrees that in the event of a payment dispute between COALSALES and End Customer, it will cooperate fully with COALSALES and will take all reasonable measures to assist COALSALES in resolving any issues with End Customer relating to invoices, payment, and collection of all outstanding amounts due from End Customer.

3.15	Section 19. (Clean Air Act). If End Customer reduces purchases of Quality A coal under Section 19 of the End Customer Contract, COALSALES will likewise be entitled to make a reduction of Quality A coal required to be purchased under this Agreement.

3.16	Section 20. (Unilateral Termination Right). The parties acknowledge that pursuant to Section 20 of the Incorporated End Customer Contract, both COALSALES and End Customer have the unilateral right to terminate the End Customer Contract. Except as otherwise provided in this Agreement, neither COALSALES nor Patriot shall exercise its unilateral right to terminate this Agreement under Section 20 of the Incorporated End Customer Contract unless End Customer exercises its unilateral right to terminate the End Customer Contract, in which event COALSALES shall have the right, at its sole option, to continue to purchase up to 3,500,000 tons per year Quality A coal under this Agreement for the remainder of the term of this Agreement or to concurrently terminate this Agreement.

3.17	Exhibit 1. The line listing the Arclar Complex and all information related thereto does not apply to this Agreement.

3.18	General Long Term Contract Conditions, Section 6 (Officials). Section 6 of the General Long Term Contract Conditions, which is an attachment to the Incorporated End Customer Contract, does not apply to this Agreement.
4.	RESOLUTION OF DISPUTES UNDER THIS AGREEMENT.
4.1	Notice of Dispute. Disputes arising pursuant to this Agreement shall be resolved in accordance with this Article 4. Either party may invoke the procedures of this Article 4 by written notice to the other party claiming the existence of a dispute and describing the nature of that dispute (the “Dispute Notice”).

4.2	Resolution of Disputes. Any dispute between the parties arising under this Agreement first shall be referred for resolution to a senior representative of each party. Upon receipt of a notice describing the dispute, designating the notifying party’s senior representative and indicating that the dispute is to be resolved by the parties’ senior representatives under this Agreement, the other party shall promptly designate its senior representative to the notifying party. The senior representatives so designated shall attempt to resolve the dispute on an informal basis as promptly as practicable. The parties agree that they shall negotiate expeditiously in good faith in an effort to resolve any disputes arising under this Agreement. In the event a dispute cannot be resolved by negotiation within thirty (30) days after the date that the Dispute Notice was received by the other party, or within such other period as the parties may jointly agree, then either party may commence an action at law or in equity to resolve such dispute.
[REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURES ON NEXT PAGE.]

     IN WITNESS WHEREOF, COALSALES and Patriot have executed this Agreement as of the Execution Date.

COALSALES, LLC
By:	/s/ John F. Quinn, Jr.
	Name:	John F. Quinn, Jr.
	Title:	Vice President

PATRIOT COAL SALES LLC
By:	/s/ Michael V. Altrudo
	Name:	Michael V. Altrudo
	Title:	President

Exhibit A

TABLE OF CONTENTS

1.	Contract Term	4
2.	Quantity	5
3.	Scheduling	7
4.	Variations, Delays, and Interruptions in Deliveries	7
5.	Sources	11
6.	Base Price	12
7.	Sampling and Analysis	14
8.	Adjustments for Quality	16
9.	Quality and Specifications	17
10.	Contract Price Adjustments	22
11.	Remedies	25
12.	Notices	28
13.	Shipping Notices	28
14.	Transportation	29
15.	Payments, Invoices	31
16.	Weights	32
17.	Contract Administrator/Contracting Officer	33
18.	Disputes	33
19.	Clean Air Act and Other Environmental Requirements	34
20.	Unilateral Termination Right	34
21.	Permitted Assignment	35
22.	Warranties	35
23.	Contract Components	36

Contract
Release
CONTRACT FOR PURCHASE AND SALE OF COAL
     THIS AGREEMENT, is made and entered into this 1st day of June 1, 2006, by and between TENNESSEE VALLEY AUTHORITY, a corporation organized and existing under an Act of Congress (hereinafter called “TVA”), and COALSALES, LLC, a Delaware limited liability company (hereinafter called “Contractor”).
WITNESSETH:
In consideration of the mutual covenants hereinafter stated, the parties hereto agree as follows:
     Definitions: “Contract” shall mean this agreement, which shall be effective as of June 1, 2006.
     “Contract Year” shall mean a twelve-month period beginning January 1 and ending December 31 within the term of this Contract. However, the first year of this Contract shall be the period of June 1, 2006 — December 31, 2006.
     “Calendar Year” shall be any period beginning January 1 and ending December 31 within the term of this Contract.
     “Contract Quarter” shall mean any of the four quarters of a Contract Year, i.e. January — March, April — June, etc.
     “Contract Administrator” shall be that TVA representative designated to administer the contract on behalf of TVA.

     “Delivery Point” shall be f.o.b. loaded in barges at Uniontown Dock (Ohio River mile 842.9) for each ton of Quality A coal, purchased and delivered under this Contract; or such other point as the parties may agree upon in writing for any new Authorized Source.
     “Destination Plant(s)” shall mean TVA’s Cumberland Fossil Plant, any other TVA fossil-fired power plant or plants, a blending facility, if the coal is to be blended at a site remote from a TVA plant, or such other destination as TVA may elect under Subsection 14.g. of this Contract for which the coal is scheduled to be delivered. Coal delivered hereunder may have a Destination Plant for blending, and one or more Destination Plants that are power plants. The Destination Plant(s) shall be identified by TVA from time to time.
     “Shipment” shall mean for Quality A coal three (3) tows of five (5) barges per tow.
     1. Contract Term:
          Deliveries shall commence on June 1, 2006 (“Delivery Commencement Date”) and shall continue for ten (10) years and seven (7) months from said Delivery Commencement Date unless terminated earlier by agreement or as otherwise provided for herein. Provided, however, this Contract may be reopened by either party on or before January 1, 2011 for the purpose of renegotiating price and other terms and conditions or for the sole purpose of terminating deliveries. The party desiring to exercise such reopener shall give the other party written notice no later than January 1, 2011 and may, but shall not be required to, specify the purpose of such reopening. Nothing herein is intended to require a party who has commenced renegotiations hereunder to continue such renegotiations if, for any reason, such party determines it is not in its interests to do so. If the reopener provision has been exercised, this Contract will terminate on December 31, 2011 unless TVA and the Contractor have mutually agreed in writing by July 1, 2011 to continue this Contract. Neither party shall be under any obligation or liability to continue this Contract beyond said termination or have any liability for refusing to do so, if either party desires to terminate deliveries in accordance herewith. The Contract Administrator’s agreement to any modification arising out of any renegotiations (including contract extension) shall be subject to approval by TVA’s Board of Directors and/or an authorized TVA officer or such officer’s designee. Contractor’s agreement to any modification arising out of any renegotiations (including contract extension) shall be subject to approval by Contractor’s Board of Directors and/or an authorized officer.
     2. Quantity:
          a. The quantity of coal to be sold and purchased hereunder during each Contract Year shall be as follows:

Contract Year	Quality A
2007	3,500,000
2008	3,500,000
2009	3,500,000
2010	3,500,000
2011	3,500,000
All tons shall be priced at the applicable Base Price outlined in Section 6, Base Price, herein.
     Except in the case of any failure to deliver that is excused under Section 4 herein, TVA may exercise the remedies afforded it under Section 11, Remedies, or as otherwise provided by law, in the event Contractor fails to deliver coal as provided in this Section 2 or Section 3, Scheduling; provided, however, in lieu of other remedies, TVA may elect to reschedule for delivery any deficiencies. This rescheduled coal shall be delivered in accordance with the provisions of this contract and at the price in effect at the time during which such deficiencies occurred.
          b. Excluding Contract Year 2006, the base tonnage of coal to be delivered each calendar month shall be approximately two hundred ninety thousand (290,000) tons, subject however, to the other provisions provided for in this Contract and a mutually agreeable monthly delivery schedule. Such monthly delivery schedule shall not vary by more than five percent unless agreed to by TVA.
     This Contract is not and shall not be construed as a “requirements contract” for all of TVA’s coal requirements for any Destination Plant. TVA reserves the right to purchase coal from other coal suppliers in any amount during the term of this Contract; provided, however, such purchase(s) do not adversely impact Contractor’s right to supply approximately 290,000 tons per month.
     3. Scheduling:
          a. Contractor agrees to load railroad trains or barging companies’ barges at Contractor’s loading point in accordance with the terms and conditions of TVA’s barge transportation agreement(s). TVA shall provide the Contractor with a summary of the appropriate parts of the rail carrier or barge transportation agreement that pertain to the responsibilities of Contractor. TVA shall not unreasonably change such terms and conditions that materially impact Contractor’s operations without the prior written consent of Contractor, which shall not be unreasonably withheld or delayed. TVA shall be responsible for coordinating all deliveries under this Contract with coal deliveries of its other contractor(s) for the purposes of establishing a uniform delivery schedule for placement at either transloading and blending docks or TVA plants.
          b. Whether TVA or Contractor contracts for transportation services necessary to transport coal purchased and sold hereunder to the transloading or blending facilities or the Destination Plants, unless otherwise agreed, it shall be Contractor’s obligation to have coal ready for loading and TVA’s responsibility to make timely arrangements for scheduling of transportation equipment for moving the coal at the scheduled rate of delivery. Contractor shall be responsible for any demurrage that accrues at the loading point resulting from Contractor’s delay in loading barges. Likewise, TVA shall be responsible for any demurrage that accrues at the blending facilities or the Destination Plants resulting from TVA’s delay in unloading barges.
     4. Variations, Delays, and Interruptions in Deliveries:
          a. Time of delivery is of major importance to both parties. Either party shall immediately notify the other party of any expected deviation from the delivery schedule established in accordance with Section 2, Quantity, and Subsection 3.a. of this Contract, and of the cause and extent of deviation, except in the case of variations in quantity from schedule of up to five percent (5%) per month.

          b. Subject to the conditions hereinafter stated, neither party shall be liable to the other for failure to mine, deliver, take, or unload coal as provided for in this Contract if such failure was due to supervening causes beyond its control and not due to its own negligence, and which cannot reasonably be overcome by the exercise of due diligence. Such causes shall include by way of illustration, but not limitation: acts of God or of the public enemy; insurrection; riots; labor strike, labor lockout, labor slowdown or other labor difficulties arising in connection with labor negotiations or disputes; nuclear disaster; partial or total outages of coal-fired units (including consideration of economic dispatch of TVA’s Cumberland plant); floods; accidents; major breakdown of equipment or facilities (including emergency outages of equipment or facilities to make repairs to avoid breakdowns thereof or damage thereto); fires; industry-wide shortages of carriers’ equipment; embargoes; orders or acts of civil or military authority; or industry-wide shortages of materials and supplies. Nor shall TVA be obligated to take coal hereunder at a Destination Plant so long as such causes wholly or partially prevent the transloading and/or blending of the coal or wholly or partially prevent the handling, unloading, stockpiling, or burning of coal at the Destination Plant to which deliveries are consigned at the time the cause occurs, in which case, TVA shall have the right but not the obligation to consign deliveries to another plant or facility not affected by the excusable cause. The refusal of either party to settle a permanent or temporary labor strike, lockout, slowdown, dispute or other labor difficulties on terms other than it considers satisfactory, shall be considered an excusable cause under this paragraph. Either party shall have the right, but not the obligation, to request the other party to make up any tonnage not delivered in accordance with this section and the non-requesting party shall have the right, but not the obligation to agree to the requesting party’s request.
     In the event of partial failure to deliver, take, or unload which is excusable under this subsection b, the parties shall prorate deliveries or receipts of coal in substantially the same proportion based upon contractual commitments, (e.g. a fifty percent (50%) reduction in receiving or production capacity would result in a fifty percent (50%) reduction in scheduled deliveries for each supplier or consumer). Similarly, for coal delivered under this contract consigned to multiple Destination Plants, the partial failure to take or unload coal at one of the Destination Plants that is excusable under this subsection b shall result in a pro rata reduction in the tonnage scheduled for such Destination Plant under this contract at the time of the commencement of the supervening cause in substantially the same proportion as the reduction in total receipts at such Destination Plant resulting from the supervening cause. However, the parties shall not be obligated to prorate a reduction in receipts or deliveries under coal supply contracts not affected by the failure because they have different modes of delivery or have substantially different quality requirements, or because their scheduled delivery dates are not affected by the failure. During the periods TVA may experience such failures to take or unload coal, Contractor shall be permitted to sell such coal normally intended for TVA. In the case of the period which Contractor may experience such failures to deliver coal, TVA may purchase replacement coal. The disabling effects of such failures to deliver, take, or unload coal shall be corrected by the party experiencing such failure as soon as and to the extent reasonably practicable.
     If a party’s excused failure to deliver or receive coal in amounts substantially in conformance with the schedule established under Section 2, Quantity, and Subsection 3.a. continues for a period exceeding one-hundred eighty (180) consecutive days, the other party may terminate this contract. In the event of such a termination, neither party shall have any further liability to the other except for those liabilities which may have accrued with respect to performance or defaults prior to said termination.
          c. TVA, by providing at least forty-five (45) days’ prior written notice to Contractor, shall have the right to refuse any shipments otherwise scheduled for delivery to a Destination Plant during extended plant maintenance or repair periods at such Destination Plant. TVA will make a good faith effort to ensure, to the extent practicable, that any reductions in shipments by Contractor are not unreasonably disproportionate to any reduction in shipments by other vendors supplying coal to the Destination Plant during such period. The shipments missed during such period may, at Contractor’s election be made up on a delivery schedule mutually agreed to by both parties, with the base price of such makeup deliveries being the base price in effect at the time of delivery.
          d. Any written notice and information provided by a party claiming an event of Force Majeure to the non-claiming party under this Section 4 shall be submitted to the non-claiming party in writing and accompanied by and attached to a Certificate of Force Majeure Information (“Certificate”), using the format set forth below, and executed by an authorized representative of the claiming party:

CERTIFICATE OF FORCE MAJEURE INFORMATION
TVA CONTRACT NO. [Insert Contract Number] (the “Contract”)
     I, [ insert name ], hereby certify that:
     (i) I have prepared and submitted the attached Notice of Force Majeure in good faith and based upon facts and circumstances known personally to me;
     (ii) to the best of my knowledge and belief, the information contained in the attached Notice is, as of the date of this Certificate, accurate, complete, not misleading, and can be verified by supporting information currently in my possession or in the possession of other employees or officers of [insert company name] and nothing has been omitted from the attached Notice the inclusion of which is necessary for the information contained in the attached Notice to be accurate, complete, and not misleading;
     (iii) to the best of my knowledge and belief, the failure to deliver or accept coal as provided in the Contract is due to supervening causes beyond the control of the claiming party (TVA or Contractor), and cannot be reasonably overcome by the exercise of due diligence by the claiming party; and
     (iv) I am duly authorized to execute and submit this Certificate and attached Notice.
For the purposes of this certification, the term “Force Majeure” refers to the conditions and causes set forth in Subsection 4.b. of the Contract, and the term “Notice” refers to the written notice described in Subsection 4.d. of the Contract.

Name

Title

Company

Date of Execution

          e. Failure to submit a Certificate of Force Majeure Information, failure to duly execute such Certificate, or failure to otherwise submit such Certificate in proper form to the non-claiming party shall be deemed a waiver by the claiming party of all rights under this Section 4 with respect to such coal or such tonnage scheduled for delivery prior to the date such Certificate is actually furnished or is actually furnished in proper form and duly executed.
          f. Claiming party shall notify the non-claiming party, in writing, if the claiming party learns that any certification submitted under Subsection 4.d was erroneous when submitted or has become erroneous by reason of changed circumstances or other cause.
          g. Claiming party shall quantify and notify the non-claiming party, in writing, within forty-five (45) days after the end of the Force Majeure event as to the impact of the Force Majeure event on future deliveries.
     5. Sources:
          a. The source(s) of coal delivered under this Contract are of major importance to TVA. The provisions of this Contract pertaining to coal quality and quantity requirements, price adjustments, federal and state legislation, and other matters are directly related to the source(s) of coal. As used in this Section 5, “Source Area” shall mean the total coal reserve areas outlined in Exhibit I; provided, that, within the Source Area, only the area(s) for surfaced-mined coal or mine opening(s) (for underground-mined coal) covered by the mining permit(s) listed in Exhibit I is an “Authorized Source” of coal for delivery under this Contract. The mine area(s) and/or opening(s) located within the Source Area shown on the Specific Location Maps(s), but not covered by the mining permit(s) listed in Exhibit I may become an Authorized Source under the following procedures as mining progresses and the appropriate permit(s) and license(s) are obtained. Contractor shall notify TVA in writing at least forty-five (45) days in advance of its intention to deliver coal from any additional area(s) or mine opening(s) that is in the Source Area but which is not then authorized. TVA may approve such proposed source, provided, in TVA’s reasonable judgment, the proposed source is capable of meeting the requirements of this contract. TVA reserves the right to require Contractor to furnish any information TVA deems reasonably necessary bearing on the ability of the source(s) to meet the quality requirement(s) of this Contract.

          b. Contractor shall as soon as reasonably possible notify TVA in writing of any events affecting the size or location of the Authorized Source(s). All Authorized Sources under this Contract shall substantially be in compliance with the Federal Mine Safety and Health Act of 1977, as amended, and regulations issued under such laws and all Federal and State reclamation laws and regulations. If Contractor fails to comply with this requirement, whether or not coal from such Authorized Source is then being delivered hereunder, TVA may exercise its rights under Section 11, Remedies.
          c. Contractor expressly assumes the risk that the Authorized Source(s) will permit the mining and production of coal in such quantities and of such quality as will meet the requirements of this Contract. Coal shall not be delivered from any other source(s), or shipped from any other origin(s), or mined by any other producer(s) or subcontractor(s), unless authorized by TVA in writing prior to delivery.
          d. Regardless of the cause of or reason for a request by Contractor to approve a new Authorized Source outside the Source Area, TVA shall be under no obligation to approve the tendered source as an Authorized Source, and TVA may withhold its approval on any basis or bases that TVA may deem appropriate, including purely economic considerations.
          e. Notwithstanding the above restrictions concerning TVA’s right to approve a proposed new Authorized Source, with advance notice submitted in writing to TVA, the Contractor may, from time to time, and at no additional cost or expense to TVA, ship coal from its affiliated companies under this Contract. For purposes of this subsection 5.e., an affiliated company must be at least fifty-one percent (51%) owned by Peabody Energy Corporation if coal is to be shipped from its mine(s) in order to fulfill the requirements under this Contract. Coal may be shipped from an affiliated company in order to meet the requirements of the Contract only after Contractor notifies TVA in writing that it intends to ship from an affiliated company and the name of the proposed affiliated company. Coal that is shipped from affiliates must conform to the specifications in Section 9, Quality and Specifications and the other requirements of this contract.
     6. Base Price:
          a. The Base Price shall be the FOB barge price at the Delivery Point paid by TVA to Contractor. Calendar year pricing for Quality A tons is as follows or as adjusted under the reopener provision in Section 1:

Quality A
Calendar Year	Base Price per Ton
2007	$31.62
2008	$32.26
2009	$32.90
2010	$33.56
2011	$34.23
The Base Price above shall be adjusted according to the price adjustment provisions in this Agreement (rounded to the nearest hundredth) and shall be referred to herein as the “Adjusted Base Price.”
          b. [Not Applicable]
     7. Sampling and Analysis:
          a. Contractor’s samples shall be used for the quality adjustment(s) for each quarter under Section 8, Adjustments for Quality, provided all samples for such quarter meet all criteria below:
     (i) Ninety-five percent (95%) of shipments shall have been sampled and analyzed in accordance with the methods described in the latest published edition of the Annual Book of ASTM Standards, volume 05.06. Samples must have been collected utilizing mechanical systems meeting ASTM D 7256 / D 7256 M-06 Type I, Condition B, , which have been shown to be free of bias within the past year. The bias testing procedure and precision used must be approved by TVA. Systems will be subject to a critical inspection according to ASTM D4702 prior to approval.
Analysis procedures used should be as follows unless otherwise approved in writing by TVA:

Parameter	Method
Residual Moisture	ASTM D 3173 or 5142
Ash	ASTM D 3174 or 5142
Sulfur	ASTM D 4239
Btu	ASTM D 5865
Note if ASTM D 3173 is used for Residual Moisture, ASTM D 3174 must be used for Ash. Conversely, if ASTM D 5142 is used for Residual Moisture, ASTM D 5142 must be used for Ash.
     (ii) Sample analysis and other data required by TVA to match data with shipment shall be provided to TVA in a format approved by TVA.

     (iii) The lot size for each sample shall be by barge for barge coal, by trainload for rail coal, and by daily delivery for truck coal.
     (iv) Analysis for each sample shall have been received by TVA by electronic data interchange within seven (7) days of collection of said sample.
     (v) The sampling system shall be located in an area acceptable to TVA such that the sample collected for shipment is collected only from coal that is loaded for said shipment. If Contractor fails to sample ninety-five percent (95%) and TVA samples twenty percent (20%) or more of the tonnage received, and if any of Contractor’s samples for the affected quarter do not meet all of the above criteria, TVA samples shall be used for said quarterly adjustment(s). If TVA samples less than twenty percent (20%) of the tonnage received and any of Contractor’s samples do not meet all of the above criteria, no adjustment for quality will be made for said quarter.
          b. In the event Contractor’s mechanical sampling system is not operating due to mechanical, electrical, or operational failure, Contractor shall notify TVA and the parties shall agree upon an alternative method of sampling.
          c. Contractor agrees to ensure that all sampling equipment is properly maintained and adjusted so that each sample taken is proportionate and representative of the coal delivered. TVA or its designated representative may observe any sampling or sample preparation performed by Contractor. Contractor shall furnish the results of bias tests on the sampling system, and the results must be acceptable to TVA. The sample system shall be bias tested at least every twelve (12) months.
          d. Contractor shall prepare the samples in accordance with ASTM D 2013 and shall divide such samples into three splits and place in suitable airtight containers. Contractor will analyze the first split and fax the results to the Contract Administrator who administers this Contract for TVA and to the Coal Records Clerk and Yard Operations Supervisor at the Destination Plant. Except as provided below, the Contractor’s results obtained on this first split will be utilized by TVA to determine whether or not the coal covered by the sample will be unloaded at the Destination Plant. TVA reserves the right not to unload coal at the Destination Plant until after the appropriate analysis is received. Contractor shall be responsible for any demurrage charges incurred by TVA as a result of failure to transmit the analyses when and as required. TVA may reject coal based on these analyses. Within twenty-four (24) hours of barge loading, Contractor shall send the second split identified by such sample number directly to an independent laboratory (to be agreed upon by TVA and Contractor) by expedited delivery for analysis. The analysis results obtained from the second split shall supersede the first split sample results and will be utilized for all contract purposes, and determining the price adjustment required to compensate for the difference between the quality of the coal actually shipped and the contract guaranteed analysis. The third split (“referee sample”) will be retained by Contractor for a minimum of sixty (60) days to be analyzed by the second independent laboratory (to be agreed upon by TVA and Contractor) in the event of a disagreement between the parties regarding the results obtained on either of the other two splits. If the results of the referee analysis indicate the analysis was improperly performed or the results of the referee analysis are not within ASTM reproducibility limits with the first independent laboratory results, then the referee analysis result will be conclusive between the parties in regard to the analysis of the sample in question. The cost of any such referee analysis shall be borne by the party that requested it, provided that if adjustment is made, then the cost of any such analysis shall be equally shared by both parties.
     8. Adjustments for Quality:
          a. As used in this Section 8, a “Quarterly Average Value” shall mean the weighted average value of the appropriate quality component determined from all samples collected and analyzed in accordance with Section 7 during a calendar quarter based, on the tonnage, number of railcars, or barges represented by the samples. Quarterly Average Values and adjustments for quality will be calculated separately for Quality A Coal and Quality B Coal.
          b. For the coal accepted in each Contract Quarter, an adjustment, calculated to the nearest cent per ton and using the Base Price shall be applied to the contract price to account for variations in the Quarterly Average Value for as-received Btu/lb compared to the Typical Analysis for as-received Btu. This adjustment shall in no way be affected by contract price adjustments under Section 10, Contract Price Adjustment hereof. (See Exhibit II for example of calculations.)
          c. For the coal accepted in each Contract Quarter, an adjustment, calculated to the nearest tenth of a cent per ton at a rate of either (1) $0.19 per ton (decrease) for each percentage point the Quarterly Average Value for ash (as-received basis) exceeds the Typical Analysis for ash, or (2) $0.19 per ton (increase) for each percentage point the Quarterly Average Value for ash (on an as-

received basis) is less than the Typical Analysis for ash, shall be applied to the contract price . The calculation shall be prorated to cover any fractional percentage. (See Exhibit II for example of calculations.)
          d. For the coal accepted in each Contract Quarter, an adjustment, calculated to the nearest tenth of a cent per ton a rate of either (1) $0.11 per ton (decrease) for each percentage point the Quarterly Average Value of moisture exceeds the Typical Analysis for Moisture, or (2) $0.11 per ton (increase) for each percentage point the Quarterly Average Value for Moisture is less than the Typical Analysis for Moisture, shall be applied to the contract price. The calculation shall be prorated to cover any fractional percentage. (see Exhibit II for example of calculations.)
          e. For the coal accepted in each Contract Quarter, an adjustment, calculated to the nearest cent per ton at a rate of either (1) $0.25 per ton (decrease) for each tenth (1/10) of a pound per million BTUs the Quarterly Average Value of sulfur dioxide exceeds the Typical Analysis for sulfur dioxide, or (2) $0.25 per ton (increase) for each (1/10) of a pound per million BTUs the Quarterly Average Value for sulfur dioxide is less than the Typical Analysis for sulfur dioxide, shall be applied to the contract price. The calculation shall be prorated to cover any fractional amount tenth (1/10) of a pound. (See Exhibit II for example of calculations.)
          f. Within sixty (60) days after the end of each calendar quarter, TVA shall submit to Contractor a report showing the quarterly Average Values and any adjustments determined under this Section 8 of the contract. The number of tons of coal received by TVA which are subject to adjustment shall be multiplied by said adjustments, and any resulting amount shall be paid promptly (or credited to the extent of any offsetting debit) to the party to whom it is due. The assessment of adjustments in accordance with the foregoing does not in any way impair TVA’s rights under the contract or at law with respect to any failure by Contractor to meet the Typical Analysis that gives rise to such adjustments.
     9. Quality and Specifications:
          a. All Quality A coal mined and delivered under this Contract shall conform to the following Typical Analysis for Quality A coal on a quarterly average as determined by sampling and analyses performed in accordance with Section 7, Sampling and Analysis: (see next page)

TYPICAL ANALYSIS FOR QUALITY A COAL

	TYPICAL			REJECTION/SUSPENSION
	ANALYSIS (1)			SPECIFICATIONS (3)

Lbs of SO2 per million Btu (2)	5.20	lbs	Not more than	5.2	lbs

Total Moisture	13.0%		Not more than	13.0%

Sulfur (as-received) maximum	3.013%		Not more than	3.44%

Ash (as received)	10.00%		Not more than	13.00%

Btu/lb (as-received)	11,300		Not less than	11,000

Ash fusion temperature reducing atmosphere Initial	—	ºF	Not [more/less] than	—	ºF

Softening (Spherical) Min.	2050	ºF	Not [more/less] than	1950	ºF

Fluid	—	ºF	Not [more/less] than	—	ºF

Volatile Matter (dry basis) Min.	32%		Not less than	30%

Grindability	50		Not less than	50

(Hardgrove Index) Min.

Chlorine (dry basis) Max.	0.29%		Not more than	0.29%

(1)	The Typical Analysis shall be used for the quality adjustment under Section 8.

(2)	At 97.5%

(3)	Failure to comply with any of these specifications on a per Shipment basis shall be basis for rejections and suspensions or termination pursuant to Subsection 9.c., 9.d. and 9.e.
          b. The coal as-received shall have a top size not greater than two (2) inches and not less than one and one-fourth (1 1/4) inches, with at least fifty percent (50%) of the production larger than one-fourth (1/4) inch, and with at least eight-five percent (85%) of the product larger than 28 mesh (Tyler). Such sizes shall be determined by using screens with round openings. Coal shall not exhibit a temperature in excess of 120º F, and it shall be substantially free from mining impurities and scrap such as drill bits, pieces of scrap metal or plate, plastic, rubber, rope, cloth, wire, cable, bone, slate, earth, rock, pyrite, wood or water, which can be kept out or removed with the exercise of reasonable care during mining, preparation and loading. It shall be loaded in a manner that will ensure reasonably uniform consistency as to size and quality and shall not contain slurry pond material (washer tailings), gob pile material (mine refuse), petroleum-coke, oxidized coal, or blends of such materials, or create excessive amounts of dust during the unloading and transferring to storage.
          c. If any coal delivered fails to meet any of the Rejection/Suspension Specifications stated in Subsection 9.a on the basis of visual inspection or laboratory analysis, as applicable, TVA may reject the coal at the source, loading point, any transloading or Destination Plant. TVA’s acceptance of any amount of coal which does not meet these requirements shall not constitute a waiver of any right which TVA may have under this Contract or as provided by law on account of the delivery of such coal. In case of rejection of any coal in accordance with this section, TVA will immediately orally notify , and follow-up in writing, Contractor of the rejection and of the cause of rejection. In case of coal rejected after loading, unless the cause for rejection is corrected, Contractor shall promptly remove the coal from the carrier’s equipment, the transloading or blending facility or from TVA premises, as the case may be, at Contractor’s expense. Contractor shall reimburse TVA for any additional transportation costs, demurrage, equipment repair costs, or handling expenses incurred by TVA in connection with any such rejection. TVA shall not be under any obligation or liability to assist Contractor in any corrective actions required to remedy the cause for rejection.
          d. If more than 15 barges of coal within a forty-five (45) day period fail to meet the Rejection/Suspension Specifications stated in Subsection 9.a. (excluding SO2, Sulfur (as received), Moisture and Ash Fusion), TVA shall have the right to refuse to accept further deliveries from that mine source until Contractor provides reasonable assurance to TVA that Contractor will comply with the Rejection/Suspension Specifications. Such assurance must be given in writing within fourteen (14) business days after the beginning of such suspension. In the event Contractor fails to provide such assurances or TVA has suspended Contractor’s right to make further deliveries under this provision two (2) times during any twelve (12) consecutive month period of the Contract Term, TVA shall have the immediate right, at its option, upon the second such violation, to terminate this Contract. In the event

TVA does not terminate this Contract upon the second violation and accepts future deliveries, then as to the current suspension event, TVA’s right to terminate this Contract shall be deemed waived.
          e. If more than 15 barges of coal within a forty-five (45) day period fail to meet the Rejection/Suspension Specifications for SO2, Sulfur (as received), Moisture or Ash Fusion stated in Subsection 9.a, TVA shall have the right to refuse to accept further deliveries from that mine source until Contractor provides reasonable assurance to TVA that Contractor will comply with the applicable Rejection/Suspension Specifications for SO2, Sulfur (as received) Moisture or Ash Fusion as the case may be stated in Subsection 9.a. Such assurance must be given in writing within fourteen (14) business days after the beginning of such suspension. In the event Contractor fails to provide such assurances or TVA has suspended Contractor’s right to make further deliveries under this provision two (2) times during any twelve (12) consecutive month period of the Contract Term, TVA shall have the immediate right, at its option, upon such failure to provide assurances or the second such violation, to refuse to accept further deliveries from that mine source for the remainder of the term of the Contract or terminate this Contract; provided, however, in such event TVA may waive its’ right to refuse to accept further deliveries from that mine source or terminate the Contract under this Sub-Section 9.e. In the event TVA does not terminate this Contract upon the second violation and accepts future deliveries, then as to the current suspension event, TVA’s right to terminate this Contract shall be deemed waived.
          f. If the normal operations in conformance with the design capabilities of the Destination Plant cannot be accomplished with the coal delivered hereunder, although the coal complies with the quality and size requirements of this Section 9, TVA may then terminate this Contract upon thirty (30) days prior written notice to Contractor without further recourse to either party. In the event such a termination is pending, the Contractor shall be given a reasonable opportunity to remedy the cause for termination, which may include the offer of replacement coal. However, TVA is not obligated to accept offers of replacement coal for the Destination Plant. In the case of multiple Destination Plants, a termination under this subsection f. shall be effective only with respect to the tonnage that would have been received at the affected Destination Plant.
     10. Contract Price Adjustments:

          a. The prices stated in Section 6.a. may be modified under Section(s) 10.b. or 10.d. below.
          b. (1) In the event of enactment of or amendment to a federal, state, or county law, statute, rule, or regulation after June 1, 2006, (or in the case of establishment of a new Base Price under Subsection d., below, after the effective date of such new Base Price), that directly affects and changes the cost of the mining or sale of coal delivered hereunder and is assessed on a per ton basis, or changes a current assessment of a tax, fee, or other similar charge that is assessed on a per ton basis and directly affects and changes the cost of the mining or sale of coal delivered hereunder (collectively a “Law Change”), Contractor shall notify TVA of such Law Change and supply from its records such reasonable information to TVA showing the effect, if any, of the Law Change upon the cost per ton of mining or sale of coal under this contract. If a Law Change increases Contractor’s cost of mining or sale of coal provided to TVA, a contract price increase shall, subject to Subsection 10.c., be made by TVA for such Law Change effective retroactive to the date of the change in Contractor’s cost of mining or sale of coal provided to TVA that is directly attributable to such Law Change.
          If (i) a price adjustment under Subsection 10.b(1), other than one resulting from a coal industry wide tax assessed on a per ton basis, requested by Contractor under Subsection 10.b.(1) would result in a contract price increase exceeding ten percent (10%) of the Base Price, or (ii) a combination of price adjustments under Subsection 10.b(1). and/or any other provision of this contract that collectively come into effect during any one-year period would result in a contract increase exceeding ten percent (10%) of the Base Price, then TVA may, at its sole discretion, elect not to pay such increase and may terminate the contract upon sixty (60) days’ written notice given after such an adjustment(s) is requested by Contractor. However, in lieu of termination, Contractor may elect to forgo the Base Price adjustment of coal to cover the increased portion of the cost above the aforementioned limit, in which case the contract shall remain in full force and effect.
          (2) In the event of enactment of or amendment to a federal, state, or county law, statute, rule, or regulation after June 1, 2006, (or in the case of establishment of a new Base Price under Subsection d., below, after the effective date of such new Base Price), that directly affects and changes the cost of the mining or sale of coal delivered hereunder and is not assessed on a per ton basis, or changes a current assessment of a tax, fee, or other similar charge that is not assessed on a per ton basis and directly affects and changes the cost of the mining or sale of coal delivered hereunder (also collectively a “Law Change”), Contractor shall notify TVA of such Law Change and supply from its records such reasonable information to TVA showing the effect, if any, of the Law Change upon the cost per ton of mining or sale of coal under this contract. Among other things not included in a Law Change under Subsection 10.b (1) or 10.b(2) , a Law Change does not include: (i) a change in interpretation of an existing, new, or amended law, statute, rule or regulation or a requirement imposed by an inspector that is not the direct result of a Law Change, (ii) any increases in Contractor’s general or administrative overhead costs, (iii) any increase in property tax rate or property tax assessments; and (iv) any increase in the rate or assessment of any corporate, income, franchise, business, employment, advalorem (on real and personal property), royalties, or license taxes applicable to Contractor.
          TVA shall have the right to accept or reject Contractor’s requested price increase under this Subsection 10.b(2) within thirty (30) days of the date of TVA’s receipt of such notice of increase. If TVA accepts Contractor’s requested price increase, the price of all tons affected by such Law Change shall be adjusted accordingly subject to Subsection 10.c.. If TVA rejects Contractor’s requested price increase under Subsection 10.b.(2), Contractor may terminate this Contract without further obligation or liability to either party hereunder or at law by giving TVA one hundred twenty (120) days’ prior written advance notice of such termination. However, in lieu of termination, Contractor may elect to continue to ship tons at the applicable Base Price of coal, in which case the contract shall remain in full force and effect.
          (3) If a Law Change increases Contractor’s cost of mining coal provided to TVA, a contract price increase may, subject to Subsection 10.c., be requested of TVA under Subsection 10.b(1) or Subsection 10.b(2) for such Law Change effective retroactive to the date of the change in Contractor’s cost of providing coal to TVA that is directly attributable to such Law Change. If a Law Change decreases Contractor’s Cost of mining coal to be provided to TVA, a price decrease shall be made by TVA for such Law Change effective to the date such Law Change could be utilized to reduce Contractor’s costs whether or not Contractor actually reduces such costs on such date.

          c. The increase or decrease under each subsection shall be calculated separately to the nearest one-tenth (1/10) cent per ton. Any changes (including a recalculation of previously granted tentative price adjustment) considered applicable by Contractor under Subsection 10.b(1) or Subsection 10.b(2) shall be reported to TVA by Contractor with appropriate data necessary to verify the change. Contractor must furnish such supporting evidence as may be reasonably requested by TVA. A request for a price adjustment considered applicable to Contractor must be submitted to TVA with appropriate documentation within one hundred eighty (180) days of the date Contractor first incurs such cost change, and failure to do so shall constitute a waiver of Contractor’s right to any retroactive upward adjustment on all coal delivered prior to the submission of a request for price adjustment with appropriate documentation.
     Contractor agrees that, in the event TVA reimburses Contractor under this Section 10 for a cost incurred by Contractor and it is later determined that Contractor is entitled to recover such cost from a third party, at TVA’s request Contractor shall use reasonable efforts to recover such cost and upon such recovery shall reimburse TVA for amounts previously paid by TVA based on said cost. Reasonable costs incurred by Contractor in pursuing such recovery at TVA’s request shall be reimbursed by TVA; provided that where Contractor and/or other purchasers from Contractor also receive a benefit from pursuing such recovery, the cost thereof shall be equitably shared.
          d. In the event TVA’s transportation cost for shipment of coal delivered hereunder increases during any one-year period at a rate greater than twenty percent (20%) of the transportation cost in effect on June 1, 2006, TVA may terminate the Contractor’s right to proceed under this contract without further obligation or liability to either party hereunder or at law by giving Contractor sixty (60) days’ advance written notice of such termination any time within one year after TVA begins incurring such cost increase. Notwithstanding the previous sentence, TVA cannot give such sixty (60) days’ advance written notice of such termination prior to January 1, 2009. However, in lieu of termination, Contractor may elect to reduce the Base Price of coal to cover the increased portion of the transportation cost above the aforementioned limit, in which case the contract shall remain in full force and effect. Contractor’s election must be set forth in writing within thirty (30) days of TVA’s notice of termination. Such election by Contractor shall be irrevocable and binding for that increase and, shall be effective as of the date of

TVA’s written notification of the cost increase. TVA may invoke the provisions of this Subsection d. each and every time its costs exceed the limit set forth above.
          e. Contractor shall keep accurate records and books of accounts in machine readable form supporting the cost increases claimed under this Section 10. TVA, or its agents, shall have the right to audit without restrictions and at no additional cost to TVA, at any time during normal working hours, all costs incurred by Contractor and billed to TVA under this Section 10 and may examine Contractor’s records specifically relating thereto. Any payments to Contractor which are not in accordance with Contract terms or are not supported by valid evidence shall be refunded to TVA or may be deducted by TVA from any payments otherwise due to Contractor. If TVA makes an overpayment to Contractor as a result of Contractor overbillings or charges not in accordance with Contract terms, Contractor shall be liable to TVA for interest on the amount of such overpayment, to be computed (1) for the period beginning on the date the overpayment was made to Contractor and ending on the date Contractor repays the amount of such overpayment to TVA or, in the event TVA deducts such overpayment from any amounts otherwise due Contractor, ending on the date TVA deducts such overpayment, and (2) at the rate or rates identified in the Prompt Payment Act. Contractor shall preserve and make available its records, both manual and those which are in machine readable form, for a period of 3 years from the date of final payment by TVA.
     11. Remedies:
          a. This Subsection 11.a. does not apply to a situation where another Contract provision provides a different procedure, such as Subsection 9.d. If either party in good faith believes that the other party has failed to comply with any term or condition of this Contract, such nonbreaching party shall give the breaching party oral notice, to be followed by written confirmation, of any such violation. Such violation to be treated as follows:
     (i) If such breaching party fails to correct a curable contract violation within seven (7) days of first notice, the nonbreaching party shall have the right to suspend further deliveries until the breaching party provides adequate assurance(s) to the nonbreaching party that the breaching party will comply with all provisions of this Contract, such assurance to be given in writing within seven (7) days after such suspension. If the breaching party fails to provide such adequate assurance(s) within the time specified or timely provides such reasonable assurance(s) but the breaching party does not correct the curable contract violation(s) within seven (7) days after giving such assurances, the nonbreaching party shall have the right, but not the obligation, to terminate this Contract.
     (ii) In the case of a Contract violation by the breaching party that is not curable (including, but not limited to, violations of Section 5, Source, of this Contract or of Section 6. Officials Not to Benefit, of the General Long-Term Contract Conditions), upon providing notice as described above, the nonbreaching party shall have the immediate right, but not the obligation, to terminate or suspend for up to thirty (30) days, further deliveries under this Contract. If the nonbreaching party suspends further deliveries, then, upon expiration of said thirty-day period, the nonbreaching party shall either direct the nonbreaching party to continue performance of this Contract or terminate this Contract.
          b. If this Contract is terminated or suspended by TVA, or if damages apply pursuant to termination or suspension, except as excused by Force Majeure or as a result of TVA’s failure to perform, if Contractor fails for any reason to deliver all or part of the quantity of coal to be delivered hereunder, fails to meet the agreed upon delivery schedule (Section 3), or fails to deliver coal meeting the Quality Specifications in Section 9 above and TVA rejects the coal or suspends or terminates Contractor’s performance hereunder and the coal is not made up as mutually agreed by TVA and Contractor, Contractor shall pay TVA for each ton of such deficiency (the “Deficiency”) an amount equal to the positive difference, if any, obtained by subtracting the Base Price for the Deficiency from the Replacement Price. If such difference is negative, neither Party shall have any obligation to make any deficiency payment to the other. “Replacement Price” means the price at which TVA, acting in a commercially reasonable manner, purchases substitute coal for the Deficiency including liability incurred by TVA with respect to the transportation or other handling of the replacement coal or, absent such a purchase, the market price for such quantity of coal F.O.B. the Delivery Point, as determined by TVA in a commercially reasonable manner. It is expressly agreed that TVA shall not be required to enter into a replacement transaction in order to determine Replacement Price. Damages will be billed within ten (10) days of accrual and paid fifteen (15) days after receipt of billing. TVA may deduct any such excess costs from any amount otherwise due Contractor under this Contract or otherwise.

          c. If this Agreement is terminated or suspended by Contractor, except as TVA is excused by Force Majeure or other provisions of this contract or as a result of Contractor’s failure to perform, if TVA fails to accept all or any part of the quantity of coal to be delivered hereunder for any reason, or if TVA fails to meet the agreed upon delivery schedule (Section 3) and the coal is not made up as mutually agreed by TVA and Contractor, TVA shall pay Contractor for each ton of the Deficiency an amount equal to the positive difference, if any, obtained by subtracting the Sales Price from the Base Price. If such difference is negative, neither Party shall have any obligation to make any deficiency payment to the other. “Sales Price” means the price at which Contractor, acting in a commercially reasonable manner, resells (if at all) the Deficiency or, absent such a sale, the market price for such quantity of coal F.O.B. the Delivery Point, as determined by Contractor in a commercially reasonable manner. It is expressly agreed that Contractor shall not be required to enter into a replacement transaction in order to determine the Sales Price. Damages will be billed within ten (10) days of accrual and paid fifteen (15) days after receipt of billing.
          d. Each party hereby stipulates that the payment obligations set forth in this section are reasonable in light of the anticipated harm and the difficulty of estimation or calculation of actual damages.
          e. Neither Contractor nor TVA shall be liable to the other for consequential, incidental, punitive, special, exemplary or indirect damages, lost profits, or business interruption damages, whether by statute, in tort or in contract, under any indemnity provision or otherwise. Neither party shall be liable to the other party for losses or damages which result from the death of or bodily injury to such other party’s employees, contractors or agents or damage to such other party’s property due to the performance or non-performance of this Agreement, except, in each case, to the extent such claims arising from the negligence or misconduct of such party.
          f. If either TVA or Contractor suspends or terminates the other party’s deliveries hereunder or under any other provision of this Contract and such suspension or termination is finally adjudicated, to have been improper, then the nonbreaching party’s sole remedy for such improper termination or suspension shall be to require rescheduling of all coal not delivered due to such termination or suspension, such coal to be rescheduled for delivery on dates acceptable to both parties, but in any event not later than contract expiration. The price to be paid for such rescheduled coal shall be that in effect at the time of delivery.
     12. Notices:
          Unless otherwise provided for in the Agreement, any contractual notice required to be given to either party shall be deemed duly given by registered, certified, or first-class mail, telecopy, telegram or electronic mail (email) to the intended party at the following address or at such changed address as may from time to time be designated in a notice similarly delivered or mailed. Except as expressly provided herein, any notice shall be deemed to have been given when sent. Communications by telecopy, telegram or email shall be confirmed within 72 hours, excluding holidays, by depositing a copy of the same in the post office for transmission by registered, certified, or first-class mail in an envelope properly addressed as follows:
          In the case of Contractor to:
Vice President of Sales and Marketing
COALSALES, LLC
701 Market St., Ninth Floor
St. Louis, MO 63101
          In the case of TVA to:
Contract Administrator
Tennessee Valley Authority
Fossil Fuels
1101 Market Street, LP 5G
Chattanooga, Tennessee 37402-2801
          Either party may, by written notice to the other, change the representative or the address to which such notices and communications are to be sent.
     13. Shipping Notices:
          a. For all rail-delivered coal Contractor shall forward by fax to the Destination Plant Manager(s) and Contract Administrator and Terminal Supervisor, a daily notification, as to coal shipped. This shipping notice must include the contract number, traffic control number, railcar numbers, origin, name of mine, size of coal, shipping date, and approximate date of arrival and such other information as TVA from time to time may reasonably require. In addition, Contractor must complete the bill of lading (provided by TVA), and forward this document to the railroad and plant for proper identification. TVA shall have the right to require Contractor to transmit all of the above-referenced information via electronic data transfer direct to TVA’s computer system. Contractor is responsible for ensuring that it’s computer system is compatible with TVA’s computer system.
          b. For all barge-delivered coal Contractor shall forward by fax to the individual named in the consigning instructions, Destination Plant Manager(s), and Terminal Supervisor, if applicable, a daily notification, as to coal shipped. This shipping notice must include the contract number, barge number, origin, traffic control number, name of mine, size of coal, shipping date, and approximate date of arrival. TVA shall have the right to require Contractor to transmit all of the above-referenced information via electronic data transfer direct to TVA’s computer system. Contractor is responsible for ensuring that it’s computer system is compatible with TVA’s computer system.
          c. Contractor must take whatever stops are necessary to ensure that shipping notices are received by the Contract Administrator and the plant or terminal prior to delivery of the coal. The plant or terminal will not unload coal until a correct shipping notice is received and Contractor will be responsible to a carrier or TVA for any demurrage charges resulting from delays due to late or improper notification.
     14. Transportation:
          a. TVA reserves the right to specify reasonable limitations on the type and size of transportation equipment, the method of transportation (including railroad carrier lots, barge load lots where lots are necessary to provide the lowest transportation rate possible), and the exact routing to be used whether or not transportation is provided by TVA. TVA may reject any shipment made in disregard of such specifications. Title to the coal and risk of loss and damage shall pass to TVA at the Delivery Point unless such coal fails to meet, on the basis of visual inspection or laboratory analysis, any of the Rejection/Suspension Specifications set forth in Section 9, in which case title to such coal and risk of loss or damage shall, at all times, remain with Contractor.
          b. For all coal to be delivered hereunder, it shall be Contractor’s responsibility to load the coal and furnish loading devices which shall be suitable and fit for the purpose contemplated in this Contract. Contractor shall be governed by carrier’s instructions regarding the height and distribution of the load, weight of cargo, and other instructions which carrier deems necessary for safe transportation.

Contractor shall allow carrier’s inspection of loaded equipment to assure compliance with carrier’s loading instructions.
          c. For all coal shipped, it shall be Contractor’s responsibility to visually inspect the transportation equipment prior to each loading and ascertain that the equipment is empty and suitable for loading. Any equipment found mechanically unsound for loading or contaminated with material shall not be loaded. Contractor shall be responsible for all costs incurred by TVA, including the cost of any coal lost in transit, resulting from Contractor’s failure to comply with these requirements.
          d. For all coal purchased for delivery by rail, whether f.o.b. railcar or f.o.b. destination fossil plant, Contractor shall be responsible for loading each car to the appropriate capacity as required by the rail carrier. In addition, each trainload shipment tendered under this contract shall be loaded to the minimum trainload weight as required by the rail carrier. Contractor’s account will be charged with any charges assessed to TVA because of Contractor’s failure to observe any minimum weight loading requirements. The gross weight of each car shall not exceed the maximum allowed by the carrier. If cars are found to be loaded in excess of such maximum, it shall be Contractor’s responsibility to correct the load at Contractor’s expense, including but not limited to, Contractor’s payment to the carrier of a per car switching charge, as well as any demurrage charges which may accrue while the car or cards await correction in load. Contractor agrees to comply with the requirements of TVA’s coal transportation contract(s) with respect to loading.
          e. Contractor shall be responsible for any demurrage that accrues at any loading point as a result of Contractor or its subcontractors not being prepared to load the coal as scheduled. The carrier shall invoice Contractor and Contractor shall pay said carrier for all origin demurrage charges which accrue at the loading point(s).
          f. The explicit obligation of this Contract is that it will be performed in accordance with all applicable laws. Therefore, transportation of coal by Contractor to the Destination Plant, if applicable, shall comply with applicable highway laws and regulations governing the weight of vehicles, vehicle safety, and the operation of vehicles on public roads. If any Contractor fails to comply with such laws or regulations, TVA shall have the same rights provided under Section 9, Quality and Specifications, for failure to meet the requirements thereof, including but not limited to the right to reject coal delivered in overweight trucks. To ensure compliance with this provision and to help protect the road and highways, TVA may require that Contractor furnish a copy of the “certified” truck weight ticket for all truck delivered coal. Regardless of the actual weight of any truck coal received, the maximum gross weight that can be recorded for a single truck will be limited to the applicable maximum weight enforced by law. Any weight exceeding that maximum weight may be deducted from the total weight of coal used for payment purposes.
          g. TVA reserves the right to ship to any plant or storage blending facility any coal purchased f.o.b. any shipping point, TVA may from time to time direct deliveries to any other plant or location. For coal purchased f.o.b. any plant, or storage blending facility, or shipping point, and if such deliveries cause an increase or decrease in the transportation cost borne by Contractor in performing this contract, an adjustment shall be made in the contract price to reflect the changes in such transportation cost.
          h. When shipping F.O.B. barge, Contractor is required to leave the ends of barges open to allow the removal of accumulate water and unloading of coal.
          i. The Base Prices per ton under this Contract are applicable for Quality A coal loaded in barges at Uniontown, Kentucky ( Ohio River Mile 842.9). In addition to these Base Price costs, TVA incurs a barging cost to deliver this coal. In the event Contractor ships coal from any source where the coal is not loaded in the barge at the designated Delivery Point above and TVA’s barging costs are different to the Destination Plant to which TVA intends to ship the coal, the price of that coal shall be adjusted, up or down, so that the delivered cost to TVA’s Destination Plant is the same cents-per-million Btu cost as if it were loaded at the designated Delivery Point. This subsection 14.i. is not intended to permit shipment of coal from any source other than those identified elsewhere in this Contract.
     15. Payments, Invoices:
          Payments under this contract are subject to the provisions of the Prompt Payment Act (31 U.S.C. Sections 3901-3907). Payments as are provided for in this Contract or by law will be made by Electronic Fund Transfer (EFT). EFT’s will be made not more than thirty (30) calendar days, after the later of: (i) receipt of a proper invoice(s) by TVA at the Accounts Payable Department, P.O. Box 15500, Knoxville, Tennessee 37901-5500; or (2) receipt and unloading of the coal at TVA’s fossil plants. In preparing invoices, Contractor shall multiply the number of tons delivered by the Base Price applicable at the f.o.b. Delivery Point, plus or minus any adjustments that have been made effective under Contract provisions. For purposes of this provision only, “proper invoice” shall mean a numbered and dated invoice containing the complete name of Contractor, agent’s name (if any), contract group number, contract number, total amount due, correct weights (as defined below), traffic control number, shipping date, mine at which the coal was produced, together with any documentation required to be submitted therewith by any other provision of this Contract.
     16. Weights:
          a. Unless the parties determine circumstances require determination by other methods, all coal shipped shall be weighed by Contractor at origin, on belt scales or truck scales which are maintained and periodically calibrated for accuracy as required herein. Contractor shall notify TVA immediately upon the occurrence of inaccurate weighing or absence of actual weighing. Contractor shall confirm such notification in writing to TVA within seven (7) working days of the date of each occurrence. Such confirmation shall identify each affected coal shipment. Contractor’s account shall be adjusted for any coal inaccurately weighed or not weighed, such adjustment to be made at whatever time such occurrence(s) becomes known to TVA.
          b. Contractor shall perform scale certification tests on its scales at a minimum annually, however, in addition to the annual certification test, Contractor shall perform load tests on its’ scales quarterly or more often than quarterly when requested by TVA. TVA shall be responsible for the cost of additional requested tests unless the results thereof show that the scale failed to conform to certification standards, in which event Contractor shall be responsible for such costs. The aggregate weights determined during any payment period shall be acceptable as the quantity of coal sold and purchased during such period for which invoices are to be rendered and payments to be made.
     TVA shall have the right to have a representative present at any and all time during TVA loadings to observe determination of weights. If TVA should at any time question the accuracy of the weights thus determined, TVA shall so advise Contractor and Contractor shall permit TVA’s representatives to test Contractor’s weighing devices or methods. If such tests show the weighing devices to be in error, or if the weighing devices otherwise rare determined to be in error, the weighing devices shall be adjusted to an accurate condition. In the event TVA and Contractor are unable to agree upon such tests and adjustments, or the devices or methods thereof, the weighing devices and methods shall be tested and adjusted to a condition of accuracy by a qualified third party, mutually chosen by TVA and Contractor, and the cost of the testing and adjusting by such third party shall be shared equally by TVA and Contractor.
     If Contractor’s weighing devices or methods are determined to be in error over 0.5%, an appropriate adjustment shall be made to the affected weights and related invoices and payments. Such adjustments shall be made retroactively to a date midway between the date on which the weighing devices were last tested and calibrated and the date on which the inaccuracy in weighing methods or devices was first questioned and prospectively until the date on which the weighing methods and devices are corrected.
          c. All scales used by Contractor to determine the governing weight of coal shall be maintained and operated in accordance with the National Institute of Stands and Technology Handbook 44.
     17. Contract Administrator/Contracting Officer:
          The Manager of Coal Acquisition and Supply has designated the Contract Administrator who administers this Contract for TVA as his/her duly authorized representative to act on behalf of TVA, for all purposes in the administration of this Contract, such designation to continue until revoked or modified by the Manager of Coal Acquisition and Supply . The Contract Administrator shall serve as TVA’s “Contracting Officer” with respect to matters arising under terms of this contract that provide for action by the Contracting Officer.
     18. Disputes:
          The parties agree that any lawsuit between them that asserts a claim or claims arising out of or related to this contract (whether sounding in contract, tort, or otherwise) shall be filed and litigated to conclusion only in the United States District Court for the Eastern District of Tennessee at Knoxville, and each Party hereby consents to the jurisdiction and venue of that court for all such lawsuits. The Parties further agree that in any such litigation (1) each will stipulate to have a United States

Magistrate Judge conduct any and all proceedings in the litigation in accordance with 28 U.S.C. S 636 (c) and FED.R.Civ.P.73 and (2) each will waive any right it may have to a trial by jury.
     19. Clean Air Act and Other Environmental Requirements:
          If any new environmental law is enacted or new regulation is promulgated which becomes effective during the term of this Agreement, Contractor shall first make all reasonable efforts to change its operations or equipment in order to permit TVA to continue utilizing the maximum amount of coal meeting the existing coal quality specifications under the Agreement. If after all such reasonable efforts have been made and TVA cannot continue to utilize all of the coal to be delivered hereunder, TVA may reduce coal shipments hereunder on a pro-rata basis with any/all of TVA contracts utilizing similar coal.
          If as a result, Contractor’s contract tonnage is reduced hereunder, then TVA shall promptly notify Contractor, in writing, of the new required coal quality specifications for any replacement tonnage. Contractor shall consider and evaluate what steps can be reasonably taken to meet the new coal quality specifications. TVA and Contractor agree to negotiate in good faith, with neither party under any obligation, in an attempt to reach a new agreement or an amendment of this contract that will provide for delivery of coal that will be of a quality consistent with TVA’s requirements resulting from such environmental changes in law. If the parties fail to reach a new agreement or an amendment of this contract, Contractor shall have the right to match the product and price selected by the TVA to replace the remaining coal requirements for the term of the agreement on an equivalent price per ton less twenty-five cents per ton.
     20. Unilateral Termination Right:
          In addition to any other termination rights provided in this contract or at law, both parties expressly reserve the right, upon one hundred and fifty (150) days’ prior written notice to other party, to unilaterally terminate this Contract; provided, however, that the terminating party shall pay to other party an amount equal to twenty-five (25) percent of the Base Price, multiplied by the remaining number of tons scheduled for delivery from the effective termination date herein through the earliest applicable date for termination pursuant to the reopening provision under Section 1, Contract Term; or if there is no renegotiation provision capable of effectuation after the date of termination under this Section 20, then through the date of expiration of this Contract; provided further, that the remaining number of tons scheduled for delivery shall be based on the remaining monthly tonnage required to be delivered hereunder Said payment by terminating party to non-terminating party shall constitute non-terminating party’s sole remedy against terminating party for any loss, cost, or damage incurred by non-terminating party as a result of terminating party’s termination under this section. Terminating party shall have no further obligation or liability under the contract or at law except with respect to coal delivered prior to said termination date as otherwise provided in Section 8, Adjustment for Quality, Section 15, Payment, Invoices, and Section 16, Weights.
     21. Permitted Assignment:
          Except as expressly permitted by the terms of this Section 21, neither party shall have the right or the power to assign this Contract or any of its rights under this Contract in whole or in part without the prior written consent of the other party. Either party may assign this Contract without written consent to its parent company, a company wholly owned by or controlled by or under the common control with such party, to an entity acquiring all or substantially all of the assets of that party, or for purposes of securing indebtedness, or in the case of TVA, the sale of all or a substantial portion of its coal-fired generation assets, but no such assignment shall release the assigning party from the obligation to perform this Contract, unless the other party consents thereto in writing. Any such assignee shall assume and agree to be bound by the terms and conditions of this Agreement. Any consent to an assignment under this provision shall not be construed as a waiver of this provision with regard to any subsequent assignment.

     22. WARRANTIES:
          EXCEPT AS EXPRESSLY STATED IN THIS CONTRACT, CONTRACTOR MAKES NO WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, REGARDING MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.
     23. Contract Components:
          This Term Coal Contract; Exhibit I and II, General Long-Term Contract Conditions; Limitation on Use of Outside Influence (ID-67); Coal Producer’s Statement(s); and the Subcontracting Plan (on file with TVA), and attached maps constitute parts of this Contract.
          IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the aforesaid date by their duly authorized representatives.

Contractor:
By:
(Signature)
Title:
Date

TENNESSEE VALLEY AUTHORITY
By:
(Signature)
Title:
Date:

EXHIBIT I
     Approved sources as identified in Section 5

Mine/Reserve	County/State	Owner/Operator	MSHA/No.	Permit No.

Highland	Henderson/KY	Highland Mining Company, LLC	*	*

*	To be supplied by Contractor.

EXHIBIT II
EXAMPLE CALCULATION OF PRICE ADJUSTMENT
FOR QUALITY VARIATIONS
ON COAL

Assume:	Typical Analysis	Qtrly. Wtd. Avg. Analysis

Btu/lb (as-received)	11,300	11,400
Ash (as received)	10.00%	9.00%
Total Moisture	13.00%	12.50%
SO2 in lbs./mmBtu at 97.5%	5.20	5.10
Price equals $31.62
Ash Adjustment Increase/Decrease is $0.19 per percentage point
Moisture Adjustment Increase/Decrease is $0.11 per percentage point
Pounds of SO2 per mmBtu Adjustment Increase/Decrease is $0.25 for each tenth of a pound.
Btu example for Section 8.b.
Btu Adjustment = (Quarterly Average Value — Typical Analysis) X Price
Typical Analysis
Btu Adjustment = (11,400 -11,300) X $31.62
11,300
Btu Adjustment = $0.28 per ton
Ash example for Section 8.c.
Ash Adjustment = (Typical Analysis — Quarterly Average Value) X Adjustment
Ash Adjustment = (10.00 — 9.00) X $0.19
Ash Adjustment = $0.190 per ton
Moisture example for Section 8.d.
Moisture Adjustment = (Typical Analysis — Quarterly Average Value) X Adjustment
Moisture Adjustment = (13.00 — 12.50) X $0.11
Moisture Adjustment = $0.055 per ton
SO2 example for Section 8.e.
SO2 Adjustment = (((Typical Analysis — Quarterly Average Value) X 10) X Adjustment
SO2 Adjustment = (((5.20 — 5.10) X 10) x $0.25)
SO2 Adjustment = $0.25 per ton

GENERAL LONG-TERM CONTRACT CONDITIONS
TABLE OF CONTENTS

1.	Verification of Date, Inspection of Records and Mine Sources	40

2.	Coal Mining Reclamation and Conservation Requirements	40

3.	Relationship of Parties — Producer’s Statement	42

4.	Nonassignability; Subcontracts; Designation and Termination of Agent	42

5.	Waivers	43

6.	Officials Not to Benefit	43

7.	Contingent Fees	43

8.	Convict Labor	43

9.	Walsh-Healey Act	43

10.	Discrimination on the Basis of Age	43

11.	Small Business Policy	44

12.	Liquidated Damages for Subcontracting Plans	44

13.	Utilization of Woman-Owned Business Concerns	45

14.	Affirmative Action and Equal Opportunity	45

15.	Safety and Health	45

16.	Anti-Kickback Procedures	45

17.	Drug-Free Workplace	46

18.	Environmentally Acceptable Facilities Clean Air and Water	46

GENERAL LONG-TERM CONTRACT CONDITIONS
     1. Verification of Data, Inspection of Records and Mince Sources: TVA, its employees, agents, or representatives, shall have the right, after prior notice and at a reasonable time to inspect Contractor’s or, of applicable, its producer’s records and mines and related facilities to verify the accuracy of the data supplied by Contractor to support its request for price adjustments or to establish Contractor’s actual cost change under section 10, Contract Price Adjustments, in the Base Contract and for purposes of determining Contractor’s compliance with the provisions of this contract. Information obtained by TVA, its employees, agents, or representatives, in examining Contractor’s or its producer’s records or inspecting Contractor’s or its producer’s mines shall not be disclosed to third parties without the Contractor’s consent, unless disclosure is ordered by a court of competent jurisdiction, is made for purposed of any litigation or proceeding (judicial, administrative, or investigatory) involving this contract, or is otherwise required by law.
     2. Coal Mining Reclamation and Conservation Requirements: The following TVA reclamation and conservation requirements are applicable to all spot contracts for the purchase of coal:
          a. TVA Policy on Areas from Which Coal will Be Procured: Coal Mining — Land and Water Resource Protection. TVA accepts no coal mined from locations in or near areas officially designated by state or federal agencies, or identified by TVA, as wild or scenic river areas, wild, wilderness, natural scenic, public recreation areas or under study pursuant to legislative authority for any such official designation, except where special circumstances exist. No coal will be accepted from locations in or near areas designated under legislative authority as potential sites for the above uses, unless, after coordination with the appropriate agencies, TVA determines that the coal can be mined without substantially adversely affecting the area’s potential for such use. In such cases and also in cases involving offerings of coal from mines in or near other visually important areas such as major highways or population centers, special provisions designed to protect aesthetic values may be incorporated in the purchase contracts. No coal will be accepted from areas in which, in TVA’s judgment, mining would adversely affect a public water supply and such adverse effect cannot be avoided by proper reclamation.

          b. Contractor agrees that all sources of coal delivered shall be in substantial compliance with all state and federal reclamation laws, including the Surface Mining Control and Reclamation Act of 1977 and all regulations issued thereunder. Violations of any such law or regulation shall constitute a breach of contract, entitling TVA to exercise its remedies under this contract or as provided by law. TVA will not accept coal mined from any source, stockpile, or otherwise during any period when the source is subject to a cessation order issued by the Office of Surface Mining and Reclamation (OSM) or any state reclamation enforcement agency for violation of reclamation requirements. TVA also reserves the right to either terminate this contract or suspend deliveries under the contract from any source whatsoever when any authorized source listed in the contract, or as it may hereafter be amended, is subject to cessation order. Coal which is not delivered due to such cessation order or suspension shall not be considered excusable, and TVA may purchase replacement coal for the Contractor’s account. If, upon appeal the Contractor under OSM’s or the appropriate state’s regulations, a cessation order is held to have been improperly issued, the Contractor shall not be liable for the cost of replacement coal, and any coal not delivered due to the order or suspension may, at Contractor’s option, be canceled or rescheduled upon delivery terms reasonably acceptable to TVA. This constitutes Contractor’s exclusive remedy against TVA in the event of a wrongful issuance of a cessation order by OSM or a state agency.
          c. TVA reserves the right to require and Contractor agrees to perform over and above the requirements specified by law any special or additional reclamation work which TVA deems necessary to ensure that the mining operation complies with TVA’s overall policy for protection and enhancement of the environment. TVA agrees to compensate Contractor for the performance of such work in an amount to be mutually agreed upon before the commencement of work. No work performed by Contractor shall be deemed special or additional reclamation work for the purposes hereof unless it is so designated in writing the Contract Administrator.
          d. TVA, its agents, and assigns shall have the right to enter upon any of the land affected by Contractor’s mining operation, at any time and without the necessity of giving notice, for any purpose related to enforcing these reclamation and conservation requirement s or to observe mining or reclamation completed or in progress.

          e. TVA will not accept coal from sources mined under the 16-2/3 percent exemption allowed under P.L. 95-87, unless it can be documented that the source will be mined and reclaimed to the performance standards established under P.L. 95-87, and furthermore, that the operation has the concurrence of the coal mining and regulatory (primacy) authority established by this law in the state from which the coal is to be mined.
     3. Relationship of Parties — Producer’s Statement:
          a. Regardless of whether the Contractor is the producer of the coal to be furnished or is the sales agent of one or more producer, the Contractor binds and obligates itself for the full and faithful performance of the contract in its entirety.
          b. If the Contractor is not the producer of the coal to be delivered hereunder, Contractor represents that it has contracted directly with the producer(s) who has (have) executed the Coal Producer’s Statement(s) for the delivery of the coal to TVA.
     4. Nonassignability; Subcontracts; Designation and Termination of Agent:
          a. Except as otherwise provided for in the contract, neither this contract nor any interest herein or any payments hereunder shall be assigned without the written consent of TVA, which consent TVA may withhold in its sole discretion. In the event TVA shall give such consent, the same shall not be construed as a waiver of this provision with regard to any subsequent assignment. TVA may assign its rights under this contract to any responsible party.
          b. The Contractor shall, on request, file with TVA copies of all subcontracts and terms of commitments with subcontractors, and TVA shall have the right to disapprove of any subcontractor within five (5) days after receipt of such information. Peabody Coal Company, LLC, Highland Mining Company, LLC and Arclar Company, LLC are hereby approved as subcontractors by TVA.
          c. No designation of any agent by the Contractor to submit invoices, receive payments, or take any other action in connection with the performance or administration of this contract shall be effective or recognized by TVA until the Contractor has given written notice of such designation and TVA has give Contractor specific written notice of its approval thereof.

          d. If Contractor notifies TVA in writing of the termination of any agent that Contractor may have therefore designated to administer this contract on its behalf, TVA may thereafter rely on such notice of termination in all dealings wit Contractor or a successor agent.
     5. Waivers: No waiver of any breach of this contract shall be held to be a waiver of any other breach. Unless a remedy is expressly designated as exclusive, all remedies afforded under the contract shall be in addition to every other remedy provided herein or by law.
     6. Officials Not To Benefit: Not member of or delegate to Congress or Resident Commissioner, or any officers, employee, special Government employee, or agent of TVA shall be admitted to any share or part of this contract or to any benefit that may arise therefrom unless it be made with a corporation for its general benefit; nor shall the Contractor offer or give, directly or indirectly, to any officer, employee, special Government employee, or agent of TVA any gift, gratuity, favor, entertainment loan, or any other thing of monetary value, except as provided in 5 C.F.R. part 2635. Breach of this provision shall constitute a material breach of this contract, and TVA shall have the right to exercise all remedies provided in this contract or at law.
     7. Contingent Fees: The Contractor warrants that no person or selling agency has been employed or retained to solicit or secure this contract upon an agreement or understanding for a commission, percentage, brokerage, or contingent fee, excepting bona fide employees or bona fide established commercial or selling agencies maintained by the Contractor for the purpose of securing business. For breach or violation of this warranty, TVA shall have the right to terminate this contract without liability or in its discretion to deduct from the contract price or consideration the full amount of such commission, percentage, brokerage, or contingent fee.
     8. Convict Labor: Contractor shall not employ in the performance of this contract any person undergoing sentence of imprisonment at hard labor.
     9. Walsh-Healey Act: All the representations and stipulations in 41 C.F.R., § 637(d) are incorporated by reference.
     10. Discrimination on the Basis of Age: Contractor shall comply with Executive Order 11141.

     11. Small Business Policy: The requirements of 15 U.S.C. § 637(d) are incorporated by reference.
     12. Liquidated Damages for Subcontracting Plans:
          a. Failure to make a good-faith effort to comply with the subcontracting plan, as used in this clause, means a willful or intentional failure to perform in accordance with the requirement s of the subcontracting plan approved under the section of the Request for Proposals titled SMALL BUSINESS AND SMALL DISADVANTAGED BUSINESS SUBCONTRACTING PLAN (attached to this contract and made a part hereof) or willful or intentional action to frustrate the plan.
          b. If, at contract completion, or in the case of a commercial products plan, at the close of the fiscal year for which the plan is applicable, the Contractor has failed to meet its subcontracting goals and the Contracting Officer decides in accordance with paragraph (c) of this clause that the Contractor failed to make a good-faith effort to comply with its subcontracting plan the Contractor shall pay TVA liquidate damages in an amount equal to the actual dollar amount by which the Contractor failed to achieve each subcontract goal or, in the case of a commercial products plan, that portion of the dollar amount allocable to government contracts by which the Contractor failed to achieve each subcontract goal.
          c. Before the Contracting Officer makes a final decision that the Contractor has failed to make such good-faith effort, the Contracting Officer shall give the Contractor written notice specifying the failure and permitting the Contractor to demonstrate what good-faith efforts have been made. Failure to respond to the notice may be taken as an admission that no valid explanation exists. If, after consideration of all the pertinent data, the Contracting Officer finds that the Contractor failed to make a good-faith effort to comply with the subcontracting plan, the Contracting Officer shall issue a final decision to that effect and require that the Contractor pay the government liquidated damages as provided in paragraph b. of this section.
          d. With respect to commercial products plans, i.e., company-wide or division-wide subcontracting plans, the Contracting Officer of the agency that originally approved the plan will exercise the functions of the Contracting Officer under this clause on behalf of all agencies that warded contracts covered by that commercial products plan.

          e. The Contractor shall have the right of appeal, under the section in this contract titled DISPUTES, from any final decision of the Contracting Officer.
          f. Liquidated damages shall be in addition to any other remedies that TVA may have.
     13. Utilization of Woman-Owned Business Concerns: It is the policy of the United States Government that woman-owned businesses shall have the maximum practicable opportunity to participate in the performance of contracts awards by and federal agency.
          The Contractor agrees to use its best efforts to carry out this policy in the award of subcontracts to the fullest extent consistent with the efficient performance of this contract. As used in this contract, a “woman-owned business” concern means a business that is at least 51% owned by a woman or women who also control and operate it. “Control” in this context means exercising the power to make policy decisions. “Operate” in this context means being actively involved in the day-to-day management.
     14. Affirmative Action and Equal Opportunity: To the extent applicable, this contract incorporates by reference the “Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era” clause 41 C.F.R. § 60-250.4; the “Affirmative Action for Handicapped Workers” clause 41 C.F.R. § 60-741.4; and the “Equal Opportunity” clause, 41 C.F.R. § 60-1.4. Contractor shall comply with applicable regulatory requirements, including, information reports and affirmative action programs.
     15. Safety and Health: All sources supplying coal purchased under this contract shall be in full compliance with the Federal Mine Safety and Health Act of 1977 and regulations issued thereunder. Failure to comply shall constitute a breach of contract, permitting TVA to exercise its remedies under this contract or as provided by law.
     16. Anti-Kickback Procedures: In its operations and business relationships, Contractor shall have in place and follow reasonable procedures designed to prevent and detect possible violations of the Anti-Kickback Act of 1986 (41 U.S.C. §§ 51-58), (Act). If Contractor believes a violation of the Act may have occurred, it shall promptly give TVA’s Inspector General written notice. Contractor shall cooperate fully with TVA or any other federal agency investigating a possible violation of the act. Contractor agrees to incorporate the substance of this section, including this sentence, in all subcontracts under this contract.

     17. Drug-Free Workplace: In submitting its offer, Contractor certifies it will comply with Public Law No. 100-690, the Drug-Free Workplace Act of 1988.
     18. Environmentally Acceptable Facilities Clean Air and Water: Contractor hereby stipulates and agrees as follows:
          (1) That Contractor included in its offer a statement listing any facility or facilities to be utilized in performance of this contract or any subcontract enabling the performance of this contract which have given rise to a conviction under Section 113 (c) of the Clean Air Act or Section 309 (c) of the Federal Water Pollution Control Act. If no such list is included in accordance with the foregoing, then submission of an offer shall constitute certification by the offeror that no facility or facilities to be utilized in performance of this contract or any subcontract enabling the performance of this contract have given rise to such conviction.
          (2) To comply with all the requirements of Section 114 of the Clean Air Act and Section 308 of the Federal Water Pollution Control Act relating to inspection, monitoring, entry, reports, and information, as well as all other requirements specified in Section 114 and Section 308 of the Clean Air Act and the Federal Water Pollution Control Act, respectively, and all regulations and guidelines issued thereunder.
          (3) That Contractor shall notify the awarding official if any facility to be utilized for this contract has given rise to a conviction under Section 113(c) of the Clean Air Act or Section 309 (c) of the Federal Water Pollution Control Act. Prompt notification shall be required prior to contract award.
          (4) That Contractor will include or cause to be included the criteria and requirements in subparagraphs (1) through (4) of this provision in all subcontracts of $100,000 or more and all subcontracts for indefinite quantities which may be $100,000 or more in any year, and Contractor will take such action as TVA may direct as a means of enforcing such provision. Contractor shall not award a subcontract without the prior written approval of TVA to any subcontractor whose performance would involve the use of any facility or facilities which has given rise to a conviction under Section 113 (c) of the Clean Air Act or Section 309 (c) of the Federal Water Pollution Control Act. Prompt notification shall be required prior to contract award.

LIMITATION ON USE OF OUTSIDE INFLUENCE
ID-67 — Lobbying. This solicitation and any resulting contract are subject to the requirement of Public Law No. 101-121 (31 U.S.C. § 1352), which prohibits certain lobbying activities and requires disclosure of certain others, and to TVA’s implementing regulations published at 55 Fed. Reg. 6736 (18 C.F.R. 1315).
A.	Prohibition, Certification, and Disclosures.
(1)	Appropriated Funds. Section 319 of Public Law No. 101-121 provides that none of the funds appropriated by any act of Congress may be expended by the recipient of a federal contract, grant, loan, or cooperative agreement to pay any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a cooperative agreement to pay any person for influencing or attempting to influence an officer or employee of Congress, or an employee of a Member of Congress in connection with: (a) the awarding of any federal contract; (b) the making of any federal grant; (c) the making of any federal loan; (d) the entering into of any cooperative agreement; or (e) the extension, continuation, renewal, amendment, or modification of any federal contract, grant, loan, or cooperative agreement.

(2)	Certification. By signing the certification entitled “Certification for Contracts, Grants, Loans, and Cooperative Agreements,” at the end of this section (“Certification”), the offeror shall certify that it has not violated the foregoing prohibition.

(3)	Other Than Appropriated Funds. Except as provided in subsection D, below, if offeror has paid or will pay any funds other than federal appropriated funds to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress, in connection with this offer, the offeror shall complete and submit to TVA Standard Form-LLL, “Disclosure of Lobbying Activities,” in accordance with its instructions. (Copies of Standard Form-LLL may be obtained from the TVA representative for this solicitation.) The requirements of this subsection A(3) shall not apply to payments of reasonable compensation to regularly employed officers or employees. The term “regularly employed,” with respect to an officer or employee of a person requesting or receiving a contract, means an officer or employee who is employed by such a person for at least 130 working days within one year immediately preceding the date of the submission that initiates TVA’s consideration of such person for receipt of such contract.
B.	Updating. At the end of each calendar quarter in which there occurs any even that materially affects the accuracy of the information contained in the Certification or, if applicable, Standard Form-LLL, the offeror shall file with TVA an initial or new Standard Form-LLL with such new information or modifications as are necessary to correct any inaccuracies in the information originally declared and certified.
C.	Subcontractors. In the even a contract is awarded to the offeror under this solicitation, the successful offeror shall include or cause to be included the form of the Certification in any subcontract exceeding $100,000 at any tier. The successful offeror shall promptly file with TVA each Standard Form-LLL provided by a subcontractor.
D.	Exceptions. The prohibition described in subsection A(1) above and the disclosure requirements in subsection A(3) do not apply in the case of (1) a payment of reasonable compensation made to an officer or employee of the offeror to the extent that the payment is for agency and legislative liaison activities not directly related to a federal action referred to in subsection A; or (2) any reasonable payment to a person, or any payment or reasonable compensation to an officer or employee of the Contractor, if the payment is for professional or technical services rendered directly in the preparation or negotiation of this offer or any resulting contract.
E.	Definitions. Terms not defined herein shall have the meanings ascribed to them in Public Law No. 101-121 and TVA’s implementing regulations.
F.	Penalties. (1) Any person who makes an expenditure prohibited by Public Law No. 101-121 shall be subject to a civil penalty of not less that $10,000 and not more than $100,00 for each such expenditure; and (2) any person who fails to file or amend a certification required under subsection A(2) above or a disclosure required to be filed or amended under subsection A(3) above shall be subject to a civil penalty of not less that $10,000 and not more that $100,000 and to such other remedies as may apply for each such failure.
Certification for Contract, Grants, Loans, and Cooperative Agreements
The undersigned certifies, to the best of his or her knowledge and belief, that:
(1)	No federal appropriated funds have been paid or will be paid by or on behalf of the undersigned to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with the awarding of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative agreement, and the extension, continuation, renewal, amendment, or modification of any federal contract, grant, loan, or cooperative agreement.
(2)	If any funds or other than federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with this federal contract, grant, loan, or cooperative agreement, the undersigned shall complete and submit Standard Form-LLL, “Disclosure of Lobbying Activities, “ in accordance with its instructions.
(3)	The undersigned shall require that the language of this certification be included in the award documents for all subawards at all tiers (including subcontracts, subgrants, and contracts under grants, loans and cooperative agreement) and that all subrecipients shall certify and disclose accordingly.
This certification is a material representation of fact upon which reliance was placed when this transaction was made or entered into. Submission of this certification is a prerequisite for making or entering into this transaction imposed by 31 U.S.C. 1352. Any person who fails to file the required certification shall be subject to a civil penalty of not less than $10,000 and not more than $100,000 for each failure.